POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of The Timken Company, an Ohio corporation (the "Company"), hereby (1) constitutes and appoints Richard G. Kyle, Philip D. Fracassa, William R. Burkhart and J. Ted Mihaila, collectively and individually, as his or her agent and attorney-in-fact, with full power of substitution and re-substitution, to (a) sign and file on his or her behalf and in his or her name, place and stead in any and all capacities (i) an Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, on Form 10-K for the fiscal year ended December 31, 2014, and (ii) any and all amendments and exhibits to such Annual Report, and (b) do and perform any and all other acts and deeds whatsoever that may be necessary or required in the premises, and (2) ratifies and approves any and all actions that may be taken pursuant hereto by any of the above-named agents and attorneys-in-fact or their substitutes.
IN WITNESS WHEREOF, the undersigned directors and officers of the Company have hereunto set their hands as of the 13th day of February, 2015.

/s/ Maria A. Crowe	/s/ J. Ted Mihaila
Maria A. Crowe	J. Ted Mihaila
(Principal Accounting Officer)

/s/ Phillip D. Fracassa	/s/ John P. Reilly
Phillip D. Fracassa	John P. Reilly
(Principal Financial Officer)

/s/ Richard G. Kyle	/s/ Frank C. Sullivan
Richard G. Kyle	Frank C. Sullivan
(Principal Executive Officer)

/s/ John A. Luke, Jr.	/s/ John M. Timken, Jr.
John A. Luke, Jr.	John M. Timken, Jr.

/s/ Christopher L. Mapes	/s/ Ward J. Timken, Jr.
Christopher L. Mapes	Ward J. Timken, Jr.

/s/ Ajita G. Rajendra	/s/ Jacqueline F. Woods
Ajita G. Rajendra	Jacqueline F. Woods

/s/ Joseph W. Ralston
Joseph W. Ralston